UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                 July 30, 1999

                              CNB Bancorp, Inc.
            (Exact Name of Registrant as Specified in its Charter)

           New York                      17501               14-1709485
(State of Other Jurisdiction    (Commission File Number)    (IRS Employer
of Incorporation)                                           Identification No.)

12-24 N. Main St., P.O. Box 873, Gloversville, New York                12078
(Address of Principal Executive Offices)                             (Zip Code)

Registrant's Telephone Number, including Area Code              (518) 773-7911

                                     N/A
        (Former Name or Former Address, if Changes Since Last Report)

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Item 5. Other Events

FOR IMMEDIATE RELEASE:

CNB Bancorp, Inc. Announces 3-for-2 Stock Split:

The Board of Directors of CNB Bancorp, Inc. have approved a quarterly dividend of $.22 per share, according to William N. Smith, Chairman of the Board and President.

The dividend will be paid on August 16, 1999 to shareholders of record as of August 9, 1999.

The Board also approved a 3-for-2 stock split effected through a 50% stock dividend payable on September 1, 1999 to shareholders of record as of August 26, 1999, according to Smith.

Shareholders will receive a certificate for one additional share for each 2 shares they are holding.

CNB Bancorp, Inc. is a one bank holding company, with City National Bank as its only subsidiary.

Smith continued, "This is the first change in shares of CNB Bancorp since January 1997 when a 2-for-1 stock split was issued".

The corporation has experienced very good growth in the last 2 1/2 years, according to Smith. Since year-end 1996 the bid price of CNB Bancorp stock has risen from $24.88 per share to $40.50 per share, a 62.8% increase.

With the recent acquisition of Adirondack Financial Services Bancorp, Inc., parent company of Gloversville Federal Savings and Loan Association, total assets of CNB Bancorp, Inc. have increased from $236,050,000 as of June 30, 1998 to $314,352,000 as of June 30, 1999, an increase of 33.2%. Earnings have improved from $1,570,000 for the first six months of 1998 to $1,633,000 for the first six months of 1999, or 4.0%, according to Smith.

Smith concluded, "The increased value of shares demonstrates the confidence that our shareholders have had in the on-going strong performance of CNB Bancorp, Inc. and the franchise of a community bank".

City National Bank has seven offices: The Main Office at 10-24 North Main Street, Gloversville; 52 North Main Street, Gloversville; the Fifth Avenue Office at 185 Fifth Avenue, Gloversville; the Johnstown Office at 142 North Comrie Avenue, Johnstown; the Northville Office at 231 Bridge Street, Northville; and the Perth Office at 4178 State Highway 30, Amsterdam; the Saratoga Springs Office at 295 Broadway, Saratoga Springs.

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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly casued this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              CNB BANCORP, INC.

                                              By: /s/ George A. Morgan
                                                  George A. Morgan
                                                  Vice President and Secretary

July 30, 1999
    Date